Exhibit 3.1

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF
SERIES B CONVERTIBLE PREFERRED STOCK OF CISO GLOBAL, INC.

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

The undersigned, pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that, pursuant to the authority expressly vested in the Board of Directors of CISO Global, Inc., a Delaware corporation (the “Corporation”), by the Amended and Restated Certificate of Incorporation, the Board of Directors has by resolution duly provided for the issuance of and created a series of preferred stock of the Corporation, par value $0.00001 per share (the “Preferred Stock”), and in order to fix the designation and amount and the voting powers, preferences and relative, optional and other special rights, and the qualifications, limitations and restrictions, of such series of Preferred Stock, has duly adopted resolutions setting forth such rights, powers and preferences, and the qualifications, limitations and restrictions thereof, of such series of Preferred Stock as set forth in this Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock (this “Certificate”).

Section 1. Number of Shares and Designation. Fifteen Thousand Six Hundred Twenty-Five (15,625) shares of Preferred Stock of the Corporation shall constitute a series of Preferred Stock designated as Series B Convertible Preferred Stock (the “Series B Preferred Stock”). The number of shares of Series B Preferred Stock may be increased (to the extent of the Corporation’s authorized and unissued Preferred Stock) or decreased (but not below the number of shares of Series B Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors and the filing of a certificate of amendment with the Secretary of State of the State of Delaware.

Section 2. Rank. Each share of Series B Preferred Stock shall rank equally in all respects and shall be subject to the provisions herein. The Series B Preferred Stock shall, with respect to payment of dividends, redemption payments, rights (including as to the distribution of assets) upon liquidation, dissolution or winding up of the affairs of the Corporation, or otherwise, (i) rank senior and prior to the Corporation’s common stock, par value $0.00001 per share (the “Common Stock”), and each other class or series of equity securities of the Corporation, whether currently issued or issued in the future, that by its terms does not expressly rank senior to, or on parity with, the Series B Preferred Stock as to redemption payments, rights (including as to the distribution of assets) upon liquidation, dissolution or winding up of the affairs of the Corporation, or otherwise (all of such equity securities, including the Common Stock, are collectively referred to herein as the “Junior Securities”), (ii) rank junior to the Corporation’s Series A Preferred Stock, par value $0.00001 per share (the “Series A Preferred Stock”), and each class or series of equity securities of the Corporation, whether currently issued or issued in the future, in each case without violation of this Certificate, that by its terms expressly ranks senior to the Series B Preferred Stock as to redemption payments, rights (including as to the distribution of assets) upon liquidation, dissolution or winding up of the affairs of the Corporation, or otherwise (all of such equity securities are collectively referred to herein as the “Senior Securities”), and (iii) rank on parity with each other class or series of equity securities of the Corporation, whether currently issued or issued in the future, in each case without violation of this Certificate, that expressly provides that it ranks on parity with the Series B Preferred Stock as to redemption payments, rights (including as to the distribution of assets) upon liquidation, dissolution or winding up of the affairs of the Corporation, or otherwise (all of such equity securities are collectively referred to herein as the “Parity Securities”). The respective definitions of Junior Securities, Senior Securities and Parity Securities shall also include any securities, rights or options exercisable or exchangeable for or convertible into any of the Junior Securities, Senior Securities or Parity Securities, as the case may be.

Signature Page to the Certificate of Designations (Series B Preferred Stock)

Section 3. Definitions.

“Alternate Consideration” has the meaning set forth in Section 7(e)(iii).

“Attribution Parties” has the meaning set forth in Section 7(d)(i).

“Authorized Share Failure” has the meaning set forth in Section 7(c)(iii).

“Beneficial Ownership Limitation” has the meaning set forth in Section 7(d)(i).

“Beneficially Own” and “Beneficial Ownership” has the meaning given such term in Rule 13d-3 promulgated under the Exchange Act, and a Person’s beneficial ownership of Capital Stock of any Person shall be calculated in accordance with the provisions of such rule, but without taking into account any contractual restrictions or limitations on voting or other rights; provided, however, that for purposes of determining beneficial ownership, a Person shall be deemed to be the beneficial owner of any security which may be acquired by such Person, whether within sixty (60) days or thereafter, upon the conversion, exchange or exercise of any warrants, options, rights or other securities.

“Bloomberg” has the meaning set forth in Section 7(b)(ii)(B).

“Board of Directors” means the board of directors of the Corporation or any committee thereof duly authorized to act on behalf of such board of directors for the purposes in question.

“Buy-In Price” has the meaning set forth in Section 7(c)(ii).

“Capital Stock” of any Person means any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, but excluding any debt securities convertible into such equity.

“Certificate” has the meaning set forth in the preamble.

“Change of Control” means the occurrence, directly or indirectly, of any of the following:

(i) any merger, sale, share exchange, consolidation, reorganization or other transaction or series of related transactions involving the Corporation after which holders of the Common Stock immediately prior to such transaction do not own at least fifty percent (50%) of the combined voting power of the Voting Stock of the surviving entity;

(ii) any acquisition by any Person or group (other than the Corporation or its Subsidiaries) of Beneficial Ownership of at least fifty percent (50%) of the combined voting power of the Voting Stock of the Corporation (or any successor or parent entity thereof) immediately following such acquisition;

(iii) any sale, lease or other disposition of all or substantially all of the assets of the Corporation and its Subsidiaries, taken as a whole; or

(iv) if, during any one (1) year period, individuals who, at the beginning of such period, were members of the Board of Directors (together with new members of the Board of Directors whose election or nomination was approved by such individuals) cease for any reason to constitute a majority of the Board of Directors then in office.

“Commitment Date” has the meaning set forth in Section 7(d)(ii).

“Common Stock” has the meaning set forth in Section 2.

“Common Stock Equivalents” has the meaning set forth in Section 7(e)(i).

“Conversion Date” has the meaning set forth in Section 7(a).

“Conversion Price” has the meaning set forth in Section 7(b)(i).

“Conversion Shares” has the meaning set forth in Section 7(c)(i).

“Corporation” has the meaning set forth in the preamble.

“Designated Courts” has the meaning set forth in Section 10(d).

“DGCL” has the meaning set forth in the preamble.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Exchange Cap” has the meaning set forth in Section 7(d)(ii).

“Fundamental Transaction” has the meaning set forth in Section 7(e)(iii).

“Fundamental Transaction Notice Date” has the meaning set forth in Section 7(e)(iii).

“Holder” means, at any time, any Person in whose name shares of Series B Preferred Stock are registered, which may be treated by the Corporation as the absolute owner of such shares of Series B Preferred Stock for the purpose of making payment and for all other purposes.

“Investor Allocation” has the meaning set forth in Section 7(d)(ii).

“Issuance Date” means, with respect to a share of Series B Preferred Stock, the date of issuance of such share of Series B Preferred Stock.

“Junior Securities” has the meaning set forth in Section 2.

“Liquidation” means the voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

“Liquidation Preference” means, with respect to each share of Series B Preferred Stock, the greater of (i) the Stated Value and any other fees then due and owing thereon under this Certificate and (ii) the amount that would have been received had such Series B Preferred Stock and accrued and unpaid dividends thereon, if any, been converted immediately prior to such Liquidation at the Conversion Price then in effect.

“Liquidation Value” means, with respect to a share of Series B Preferred Stock, as of a date of determination, the Liquidation Preference.

“Minimum Conversion Price” shall mean $0.40.

“New Common Stock” has the meaning set forth in Section 7(e)(i).

“Notice of Conversion” has the meaning set forth in Section 7(a).

“Parity Securities” has the meaning set forth in Section 2.

“Person” shall mean an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Preferred Stock” has the meaning set forth in the preamble.

“Principal Market” has the meaning set forth in Section 7(b)(ii)(A).

“Purchase Agreement” has the meaning set forth in Section 7(d)(ii).

“Purchase Rights” has the meaning set forth in Section 7(e)(ii).

“Redemption” has the meaning set forth in Section 8(b).

“Redemption Date” has the meaning set forth in Section 8(e).

“Redemption Notice” has the meaning set forth in Section 8(b).

“Redemption Price” has the meaning set forth in Section 8(e).

“Required Reserve Amount” has the meaning set forth in Section 7(c)(iii).

“SEC” has the meaning set forth in Section 7(a).

“Senior Securities” has the meaning set forth in Section 2.

“Series A Preferred Stock” has the meaning set forth in Section 2.

“Series B Preferred Stock” has the meaning set forth in Section 1.

“Share Delivery Date” has the meaning set forth in Section 7(c)(i).

“Standard Settlement Period” has the meaning set forth in Section 7(c)(i).

“Stated Value” means, with respect to each share of Series B Preferred Stock, One Thousand United States Dollars and No Cents ($1,000.00) per share, subject to an equitable adjustment for stock splits, stock combinations, recapitalizations and similar transactions.

“Stockholder Approval” means such stockholder approval as may be required by the applicable rules and regulations of the Nasdaq Stock Market (or any successor entity) with regard to the issuance of the Series B Preferred Stock, and such other proposals as reasonably determined by the Company and the Holders.

“Stock Event” has the meaning set forth in Section 7(b)(ii)(B).

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company or other entity (i) of which such Person or a subsidiary of such Person is a general partner or (ii) of which a majority of the voting securities or other voting interests, or a majority of the securities or other interests which have by their terms ordinary voting power to elect a majority of the board of directors or Persons performing similar functions with respect to such entity, is directly or indirectly owned by such Person and/or one or more subsidiaries thereof.

“Successor Entity” has the meaning set forth in Section 7(e)(iii).

“Trading Day” has the meaning set forth in Section 7(b)(ii)(C).

“Trading Failure” has the meaning set forth in Section 8(e).

“Trading Failure Notice” has the meaning set forth in Section 8(a).

“Transfer Agent” has the meaning set forth in Section 7(d)(i).

“Volume Weighted Average Price” has the meaning set forth in Section 7(b)(ii)(B).

“Voting Stock” means, with respect to any Person, Capital Stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances (determined without regard to any classification of directors) to elect one or more members of the board of directors (or similar governing body) of such Person (without regard to whether or not, at the relevant time, Capital Stock of any other class or classes (other than common equity) shall have or might have voting power by reason of the happening of any contingency).

Section 4. Participating Dividends. From and after the Issuance Date of such Series B Preferred Stock, the Holders on the record date fixed for holders of Common Stock for dividends or distributions shall be entitled to receive, concurrently with any dividends or distributions, such dividends or distributions paid to the holders of Common Stock to the same extent as if such Holders had converted the Series B Preferred Stock into Common Stock (without regard to any limitations on conversion) and had held such shares of Common Stock on such record date.

Section 5. Liquidation Rights.

(a) In the event of any Liquidation, each Holder shall be entitled to receive liquidating distributions out of the assets of the Corporation legally available for distribution to its stockholders, before any payment or distribution of any assets of the Corporation shall be made or set apart for holders of any Junior Securities, including, without limitation, the Common Stock, for such Holder’s shares of Series B Preferred Stock in an amount equal to the aggregate Liquidation Value of such shares as of the date of the Liquidation. The Corporation shall mail written notice of any such Liquidation not less than twenty (20) calendar days prior to the payment date stated therein, to each Holder, unless otherwise filed with the SEC.

(b) In the event the assets of the Corporation available for distribution to stockholders upon a Liquidation shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of Series B Preferred Stock pursuant to Section 5(a), such assets, or the proceeds thereof, shall be distributed among the Holders ratably in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled upon such Liquidation.

(c) A Change of Control (other than in connection with the liquidation, dissolution or winding up of its business) shall not by itself be deemed to be a Liquidation for purposes of this Section 5.

Section 6. Voting Rights.

(a) Except as otherwise provided herein or as otherwise required by law, the Series B Preferred Stock shall have no voting rights.

(b) In any event, and notwithstanding the foregoing limitation, as long as any shares of Series B Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series B Preferred Stock, (i) alter, waive or change adversely the powers, preferences or rights given to the Series B Preferred Stock or alter or amend this Certificate, (ii) increase or decrease the authorized number of shares of Series B Preferred Stock, or (iii) amend its certificate of incorporation or bylaws or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of preferred stock in any manner that adversely affects any rights given to this Series B Preferred Stock regardless of whether any such action shall be by means of amendment to its certificate of incorporation or by merger, consolidation or otherwise; provided, however that, the issuance of any other Capital Stock of the Corporation shall not be deemed to be adversely affecting the powers, preferences or rights given to the Series B Preferred Stock.

Section 7. Conversion.

(a) Conversions at Option of Holder. Each share of Series B Preferred Stock shall be convertible, at any time and from time to time from and after the date on which the Registration Statement (as defined in the Purchase Agreement) has been declared effective by the U.S. Securities and Exchange Commission (the “SEC”). Each share of Series B Preferred Stock shall be convertible at the option of the Holder thereof, into that number of shares of Common Stock (subject to the limitations set forth in Section 7(d)) determined by dividing the Stated Value of such share of Series B Preferred Stock by the applicable Conversion Price. The Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”), and, only if the full or remaining number of shares of Series B Preferred Stock represented by this Certificate are being converted, but without delaying the Corporation’s requirement to deliver shares of Common Stock in accordance with Section 7(c)(i), by surrendering such certificate or certificates as soon as practicable on or following the delivery of the applicable Notice of Conversion (or an indemnification undertaking with respect to such Series B Preferred Stock certificates in the case of its loss, theft, destruction or mutilation in compliance with the procedures set forth in Section 10(c)). The right of conversion may be exercised as to all or any portion of such Holder’s Series B Preferred Stock from time to time in accordance with this Section 7. Each Notice of Conversion shall specify the number of shares of Series B Preferred Stock to be converted, the number of shares of Series B Preferred Stock owned prior to the conversion at issue and the number of shares of Series B Preferred Stock owned subsequent to the conversion at issue. With respect to each Notice of Conversion, the “Conversion Date” shall be the date such notice is deemed delivered under Section 10(a). The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error.

(b) Conversion Price.

(i) As of each Conversion Date, the conversion price for the Series B Preferred Stock then being converted (or deemed converted) (such price, the “Conversion Price”) shall equal (a) with respect to the first $500,000 of Stated Value of shares of Series B Preferred Stock being converted, the greater of (x) one hundred and five percent (105%) of the lowest Volume Weighted Average Price during the five (5) Trading Day period immediately preceding and ending on the Trading Day immediately preceding such Conversion Date and (y) the Minimum Conversion Price, and (b) with respect to all additional shares of Series B Preferred Stock being converted thereafter, the greater of (x) ninety-five percent (95%) of the lowest Volume Weighted Average Price during the five (5) Trading Day period immediately preceding and ending on the Trading Day immediately preceding such Conversion Date and (y) the Minimum Conversion Price. The Minimum Conversion Price shall be subject to adjustment as provided herein.

(ii) As used in this Certificate:

(A) “Principal Market” means, as applicable, the Nasdaq Global Select Market, the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market or the New York Stock Exchange (or any successors to any of the foregoing).

(B) “Volume Weighted Average Price” means, as of any Trading Day, the daily volume weighted average sale price per share of the Common Stock on the Principal Market, as reported by Bloomberg Financial Markets (“Bloomberg”) for the principal U.S. national or regional securities exchange on which the Common Stock is traded. If the Volume Weighted Average Price cannot be calculated for the Common Stock on such date in the manner provided above, the Volume Weighted Average Price shall be the fair market value per share of Common Stock as mutually determined in good faith by the Board of Directors and the Holders holding a majority of the Series B Preferred Stock being converted for which the calculation of the Volume Weighted Average Price is required. The Volume Weighted Average Price shall be determined without regard to after-hours trading or any other trading outside of the regular trading hours. In the event that any stock split, reverse stock split, stock dividend or other reclassification or combination of the Common Stock (a “Stock Event”) is consummated during any period of consecutive Trading Days on which Volume Weighted Average Prices are being calculated, the Volume Weighted Average Price for each Trading Day during such period prior to the effectiveness of such Stock Event shall be appropriately adjusted to reflect such Stock Event.

(C) “Trading Day” means any day on which the Principal Market is open for trading.

(c) Mechanics of Conversion.

(i) Delivery of Conversion Shares Upon Conversion. Not later than the earlier of (i) one (1) Trading Day and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined below) after each Conversion Date (the “Share Delivery Date”), the Corporation shall use its reasonable best efforts to deliver, or cause to be delivered, to the converting Holder the number of shares of Common Stock issuable upon conversion of the shares of Series B Preferred Stock designated in the applicable Notice of Conversion (the “Conversion Shares”) being acquired upon the conversion of the Series B Preferred Stock. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Corporation’s Principal Market with respect to the Common Stock as in effect on the date of delivery of the Notice of Conversion.

(ii) Failure to Deliver Conversion Shares. Except as pursuant to Section 7(d), if, in the case of any Notice of Conversion, such Conversion Shares are not delivered to or as directed by the applicable Holder by the applicable Share Delivery Date, such Holder shall, to the fullest extent permitted by law, be entitled to elect by written notice to the Corporation at any time on or before its receipt of such Conversion Shares, to rescind such conversion, in which event the Corporation shall promptly return to such Holder the shares of Series B Preferred Stock delivered to the Corporation and such Holder shall promptly return to the Corporation the Conversion Shares issued to such Holder pursuant to the rescinded Notice of Conversion. In addition, if, on or after the applicable Share Delivery Date, such Holder purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by such Holder of Common Stock issuable upon such conversion that such Holder anticipated receiving from the Corporation, then the Corporation shall, within two (2) Trading Days after such Holder’s request and in such Holder’s discretion, either (x) pay cash to such Holder in an amount equal to such Holder’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Corporation’s obligation to credit such Holder’s account with the Transfer Agent for the shares of Common Stock to which such Holder is entitled upon such Holder’s conversion of the applicable shares of Series B Preferred Stock shall terminate, or (y) promptly honor its obligation to credit such Holder’s account with the Transfer Agent for such shares of Common Stock and pay cash to such Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the price at which the sell order giving rise to such purchase obligation was executed.

(iii) Reservation of Shares Issuable Upon Conversion. From and after the Commitment Date until the date no shares of Series B Preferred Stock remain outstanding, the Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for issuances pursuant to the terms of this Certificate, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of the Series B Preferred Stock, not less than the aggregate number of shares of the Common Stock as shall be issuable upon the conversion of all then outstanding shares of Series B Preferred Stock at the Conversion Price then in effect (taking into account the Exchange Cap, if the Company has not yet obtained Stockholder Approval, and without regard to any other limitations on conversions (other than the Exchange Cap)) (the “Required Reserved Amount”). The Corporation shall, so long as any of the Series B Preferred Stock remains outstanding, take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of issuing shares of Common Stock with respect to the Series B Preferred Stock pursuant to the terms of this Certificate, no less than a number of shares of Common Stock equal to the applicable Required Reserved Amount. If at any time while any of the Series B Preferred Stock remains outstanding the Corporation does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Series B Preferred Stock then outstanding at least a number of shares of Common Stock equal to the Required Reserved Amount (an “Authorized Share Failure”), then the Corporation shall immediately take all action necessary to increase the Corporation’s authorized shares of Common Stock to an amount sufficient to allow the Corporation to reserve the Required Reserved Amount for the Series B Preferred Stock then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than ninety (90) days after the occurrence of such Authorized Share Failure, the Corporation shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Corporation shall provide each stockholder with a proxy statement and shall use its best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause the Board of Directors to recommend to the stockholders that they approve such proposal. Notwithstanding the foregoing, if during any such time of an Authorized Share Failure, the Corporation is able to obtain the written consent of a majority of the shares of its issued and outstanding Common Stock to approve the increase in the number of authorized shares of Common Stock, the Corporation may satisfy this obligation by obtaining such consent and submitting for filing with the SEC an Information Statement on Schedule 14C. The Corporation covenants that all Conversion Shares shall, when issued, be duly authorized, validly issued, fully paid and nonassessable.

(iv) Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Series B Preferred Stock. As to any fraction of a share which the Holders would otherwise be entitled to purchase upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the applicable Conversion Price or round up to the next whole share. Notwithstanding anything to the contrary contained herein, but consistent with the provisions of this subsection with respect to fractional Conversion Shares, nothing shall prevent any Holder from converting fractional shares of Series B Preferred Stock.

(v) Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of Series B Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided, that, the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holders of such shares of Series B Preferred Stock and the Corporation shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. The Corporation shall pay all Transfer Agent fees required for same-day processing of any Notice of Conversion.

(d) Conversion Limitations.

(i) Beneficial Ownership Limitation. The Corporation shall not effect any conversion of the Series B Preferred Stock, and a Holder shall not have the right to convert any portion of the Series B Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such Holder (together with such Holder’s affiliates, and any Persons acting as a group together with such Holder or any of such Holder’s affiliates (such Persons, collectively, the “Attribution Parties”)) would Beneficially Own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock Beneficially Owned by such Holder and its Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted Stated Value of Series B Preferred Stock Beneficially Owned by such Holder or any of its Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, the Series B Preferred Stock) Beneficially Owned by such Holder and each of its Attribution Parties. For purposes of this Section 7(d)(i), Beneficial Ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. To the extent that the limitation contained in this Section 7(d)(i), applies, the determination of whether the Series B Preferred Stock is convertible (in relation to other securities owned by such Holder together with any Attribution Parties) and of how many shares of Series B Preferred Stock are convertible shall be in the sole discretion of such Holder, and the submission of a Notice of Conversion shall be deemed to be such Holder’s determination of whether the shares of Series B Preferred Stock may be converted (in relation to other securities owned by such Holder together with any Attribution Parties) and how many shares of the Series B Preferred Stock are convertible, in each case, subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, each Holder will be deemed to represent to the Corporation each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Corporation shall be entitled to rely on such representation. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act. For purposes of this Section 7(d)(i), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Corporation’s most recent periodic or annual report filed with the SEC, as the case may be, (ii) a more recent public announcement by the Corporation or (iii) a more recent written notice by the Corporation or the transfer agent of the Corporation (the “Transfer Agent”) setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Corporation shall within one (1) Trading Day confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Series B Preferred Stock, by such Holder or its Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be, with respect to each Holder, 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Series B Preferred Stock held by such Holder. Upon delivery of a written notice to the Corporation, any Holder may from time to time increase or decrease the Beneficial Ownership Limitation to any other percentage not in excess of 9.99% as specified in such notice; provided that (i) any such increase in the Beneficial Ownership Limitation will not be effective until the sixty-first (61st) day after such notice is delivered to the Corporation and (ii) any such Beneficial Ownership Limitation will apply only to such Holder together with such Holder’s affiliates, and any Persons acting as a group together with such Holder or any of such Holder’s affiliates and not to any other Holder of Series B Preferred Stock that is not an affiliate of such Holder or a Person acting as a group together with such Holder or any of such Holder’s affiliates.

(ii) Principal Market Limitation. In accordance with the rules of the Principal Market, the Corporation shall not effect any conversion of the Series B Preferred Stock, and a Holder shall not have the right to convert any portion of the Series B Preferred Stock, to the extent (but only to the extent) that, after giving effect to such purchase and sale, the issuance of such Common Stock, together with any Common Stock issued pursuant to the transactions consummated hereunder pursuant to the transactions consummated under that certain Preferred Equity Purchase Agreement, dated as of the date hereof (the “Commitment Date”), by and among the Company and the investors signatory thereto (the “Purchase Agreement”), would exceed 6,821,115 (representing 19.99% of the aggregate number of shares of Common Stock issued and outstanding as of September 24, 2025 and subject to adjustment for any stock splits, combinations or the like), calculated in accordance with the rules of the Principal Market, which number shall be reduced, on a share-for-share basis, by the number of shares of Common Stock issued or issuable pursuant to any transaction or series of transactions that may be aggregated with the transactions contemplated by the Purchase Agreement under the applicable rules of the Principal Market (such maximum number of shares, the “Exchange Cap”) until the time Stockholder Approval is obtained. If the Company has not obtained Stockholder Approval, no initial Holder shall be issued pursuant to the terms of this Certificate, shares of Common Stock in an amount greater than the product of the Exchange Cap multiplied by such Holder’s Investor Allocation (as defined below). In the event that any Holder shall sell or otherwise transfer any of such Holder’s shares of Series B Preferred Stock, the transferee shall be allocated a pro rata portion of such Holder’s Investor Allocation with respect to such portion of such Series B Preferred Stock transferred, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Investor Allocation allocated to such transferee. In the event that any Holder shall convert all of such Holder’s Series B Preferred Stock into a number of shares of Common Stock which, in the aggregate, is less than such Holder’s Investor Allocation, then the difference between such Holder’s Investor Allocation and the number of shares of Common Stock actually issued to such Holder shall be allocated to the respective Investor Allocations of the remaining Holders on a pro rata basis in proportion to the Stated Value of Series B Preferred Stock then held by each such Holder. To the extent any Holder becomes prohibited from converting any portion of the Series B Preferred Stock pursuant to this Section 7(d)(ii), and such prohibition continues through the date that is eighteen (18) months following issuance of such Series B Preferred Stock, or, if earlier, the date that is thirty-six (36) months following the Commitment Date, then the portion of Series B Preferred Stock held by such Holder at such time shall be redeemed by the Corporation, within ten (10) Trading Days after such earlier date, in cash by wire transfer of immediately available funds at a price equal to one hundred ten percent (110%) of the Stated Value of such Series B Preferred Stock. As used herein, “Investor Allocation” means, with respect to each initial Holder, a fraction, the numerator of which is the number of shares of Series B Preferred Stock issued to such Holder pursuant to the Purchase Agreement on the first Issuance Date of Series B Preferred Stock and the denominator of which is the aggregate number of all shares of Series B Preferred Stock issued to the initial Holders pursuant to the Purchase Agreement on the first Issuance Date of Series B Preferred Stock.

(iii) VWAP Limitation. If at any time on or after the date on which a share of Preferred Stock becomes convertible in accordance with the provisions of this Section 7, the Volume Weighted Average Price for any Trading Day falls below the Minimum Conversion Price and then remains below the Minimum Conversion Price for ten (10) consecutive Trading Days (which ten (10) consecutive Trading Day period shall not include any days prior to the original issuance date of the applicable Preferred Stock) (subject to adjustment for any stock split, reverse stock split, stock dividend or other reclassification or combination of the Common Stock occurring during such ten (10) consecutive Trading Day period) (the “VWAP Condition”), and while such VWAP Condition is met a Holder delivers a Notice of Conversion in respect of any portion of Preferred Stock held by such Holder at such time, then in lieu of effecting such conversion, the Corporation shall redeem such Preferred Stock and pay to such Holder, on a monthly basis beginning on the first (1st) day of the first (1st) month following the Conversion Date in respect of such Notice of Conversion and for continuing for the eleven (11) consecutive months thereafter, an amount equal to one-twelfth (1/12th) of one hundred five percent (105%) of the Stated Value of such Preferred Stock; provided, however, that if the date that is eighteen (18) months following issuance of such Preferred Stock, or, if earlier, the date that is thirty-six (36) months following the Commitment Date, occurs prior to the conclusion of such twelve (12)-month period, then payment of the balance, if any, shall accelerate and become due and payable by the Corporation within ten (10) Trading Days of such earlier date. If the VWAP Condition is met and continues for each Trading Day through the date that is eighteen (18) months following issuance of such Preferred Stock, or, if earlier, the date that is thirty-six (36) months following the Commitment Date, and during such period a Holder does not deliver a Notice of Conversion in respect of any portion of Preferred Stock held by such Holder at such time, then all Preferred Stock held by such Holder on the date that is eighteen (18) months following issuance of such Preferred Stock, or, if earlier, the date that is thirty-six (36) months following the Commitment Date, shall be redeemed by the Corporation, within ten (10) Trading Days of such earlier date, in cash by wire transfer of immediately available funds at a price equal to the greater of (1) the product of (A) the Conversion Price as of the tenth (10th) Trading Day on which the Volume Weighted Average Price fell below the Minimum Conversion Price and (B) the number of shares of Common Stock into which such Preferred Stock that was not converted is convertible at such Conversion Price (without regard to any limitations on conversion), and (2) one hundred ten percent (110%) of the Stated Value of such Preferred Stock; provided, however, that if at any time after the tenth (10th) Trading Day on which the Volume Weighted Average Price fell below the Minimum Conversion Price, but prior to date that is eighteen (18) months following issuance of such Preferred Stock, or, if earlier, the date that is thirty-six (36) months following the Commitment Date, the Volume Weighted Average Price for any Trading Day exceeds the Minimum Conversion Price and remains above the Minimum Conversion Price for any ten (10) consecutive Trading Days, then the VWAP Condition shall no longer apply and such Preferred Stock shall not be redeemable by the Corporation in accordance with the immediately preceding sentence. Notwithstanding the foregoing, a Holder may choose to convert any portion of its Preferred Stock at the Minimum Conversion Price in accordance with the provisions of this Section 7, regardless of whether the VWAP Condition is met, and upon such conversion such Holder shall be deemed, automatically and without further action, notice or other deed by the Corporation, to have waived its right to have the Corporation redeem any such shares of Preferred Stock in accordance with this Section 7(d)(iii).

(iv) No Strict Construction. The provisions of this Section 7 shall be construed and implemented in a manner otherwise than in strict conformity with the terms hereof to correct such provisions (or any portions thereof) which may be defective or inconsistent with the intended limitations contained in Section 7(d) or to make changes or supplements necessary or desirable to properly give effect to such limitations, and shall be interpreted in a way to as to be consistent with the rules and regulations of the Principal Market. The limitations contained in Section 7(d) shall apply to a successor holder of Series B Preferred Stock.

(e) Certain Adjustments.

(i) Stock Dividends and Stock Splits. If the Corporation, at any time while the Series B Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock (such securities, the “Common Stock Equivalents”), (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, the Series B Preferred Stock), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of Capital Stock of the Corporation, the Conversion Price then in effect shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 7(e)(i) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification. If the Corporation, at any time while the Series B Preferred Stock is outstanding, authorizes and issues an additional class of common or special stock, with dividend and voting rights at a ratio different than the existing class of Common Stock (the “New Common Stock”), then the Series B Preferred Stock will automatically become convertible, at the election of such Holder, into shares of the New Common Stock at an adjusted Conversion Price proportional to the Conversion Price then in effect multiplied by a fraction, the numerator of which shall be the number of votes per share of the class of New Common Stock, and the denominator of which shall be the number of votes per share of the existing class of Common Stock.

(ii) Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 7(e) above, if at any time the Corporation grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then, the holder of Series B Preferred Stock thereof will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the holder of Series B Preferred Stock could have acquired if the holder of Series B Preferred Stock had held the number of shares of Common Stock acquirable upon complete conversion of such holder’s Series B Preferred Stock (without taking into account any limitations or restrictions on the convertibility of the Series B Preferred Stock and assuming the Series B Preferred Stock is convertible as of the applicable date of determination) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such purchase (provided, however, that to the extent that a Holder’s right to participate in any such Purchase Right would result in such Holder (together with such Holder’s affiliates, and any Persons acting as a group together with such Holder or any of such Holder’s affiliates) exceeding the Beneficial Ownership Limitation, then, such Holder shall not be entitled to participate in such Purchase Right to such extent (and shall not be entitled to Beneficial Ownership of such shares of Common Stock as a result of such Purchase Right (and Beneficial Ownership) to such extent) and such Purchase Right to such extent shall be held in abeyance for such Holder, so long as such Holder promptly elects to exercise such Purchase Right when notified of the applicable transaction and provides payment for the exercise of such Purchase Rights in advance (which payment shall be held in abeyance for such Holder), until such time or times as its right thereto would not result in such Holder (together with such Holder’s affiliates, and any Persons acting as a group together with such Holder or any of such Holder’s affiliates) exceeding the Beneficial Ownership Limitation, at which time or times such Holder shall be granted such right (and any Purchase Right granted, issued or sold on such initial Purchase Right or on any subsequent Purchase Right to be held similarly in abeyance) to the same extent as if there had been no such limitation).

(iii) Fundamental Transaction. If, at any time while the Series B Preferred Stock is outstanding, (i) the Corporation, directly or indirectly, in one or more related transactions effects any Change of Control, (ii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of fifty percent (50%) or more of the outstanding Common Stock, or (iii) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (each, a “Fundamental Transaction”), then the Corporation shall deliver written notice of such Fundamental Transaction to each Holder promptly upon the signing of such Fundamental Transaction, and in any event, at least twenty (20) calendar days prior to the consummation of such Fundamental Transaction (the “Fundamental Transaction Notice Date”), which notice shall include a summary of the terms of such Fundamental Transaction, including the expected amount and type of consideration to be payable to the securityholders of the Corporation. By the deadline set forth in such notice, which shall be at least ten (10) calendar days following the date of the Fundamental Transaction Notice Date, each Holder shall inform the Corporation in writing of its election to either (A) convert all, but not less than all, of its Series B Preferred Stock into Common Stock at the applicable Conversion Price contingent upon the consummation of such Fundamental Transaction or (B) upon any subsequent conversion of the Series B Preferred Stock, receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (without regard to any limitation in Section 7(d) on the conversion of the Series B Preferred Stock and assuming the Series B Preferred Stock are convertible as of the applicable date of determination), the number of securities of the successor or acquiring corporation or of the Corporation, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which the Holder’s Series B Preferred Stock is convertible immediately prior to such Fundamental Transaction (without regard to any limitation in Section 7(d) on the conversion of the Series B Preferred Stock). For purposes of any such conversion, the determination of the applicable Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the applicable Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then each Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of the Series B Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration. The Corporation shall cause any successor entity in a Fundamental Transaction in which the Corporation is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Corporation under this Certificate and the Purchase Agreement in accordance with the provisions of this Section 7(e)(iii) pursuant to written agreements in form and substance reasonably satisfactory to the applicable Holder(s) and approved by a majority of such Holder(s) (without unreasonable delay and such majority shall be calculated based on the Stated Values of the Series B Preferred Stock of such Holder(s)) prior to such Fundamental Transaction. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate and the Purchase Agreement referring to the Corporation shall refer instead to the Successor Entity), and may exercise every right and power of the Corporation and shall assume all of the obligations of the Corporation under this Certificate and the Purchase Agreement with the same effect as if such Successor Entity had been named as the Corporation herein.

(iv) Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

(f) Notice to the Holders.

(i) Adjustment to Conversion Price. Whenever the Conversion Price then in effect is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder a notice setting forth the adjusted Conversion Price and setting forth a brief statement of the facts requiring such adjustment.

(ii) Notice to Allow Conversion by Holder. If (A) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (B) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of the Series B Preferred Stock, and shall cause to be delivered to each Holder at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a written notice stating (x) the date on which a record is to be taken for the purpose of seeking such stockholder approval or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. The Holder shall remain entitled to convert such Holder’s Series B Preferred Stock (subject to the Beneficial Ownership Limitation) during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 8. Redemption Right.

(a) Upon a Trading Failure, the Corporation shall within two (2) Trading Days deliver written notice thereof via electronic mail (a “Trading Failure Notice”) to the Holders, provided that the Holders have previously provided their e-mail address to the Corporation, unless otherwise publicly filed with the SEC.

(b) At any time within five (5) Trading Days of the Holder’s receipt of a Trading Failure Notice (or at such time by which the Corporation would be required to deliver a Trading Failure Notice), such Holder may require the Corporation to redeem (a “Redemption”) all or any portion of such Holder’s Series B Preferred Stock by delivering written notice thereof (“Redemption Notice”) to the Corporation, which Redemption Notice shall indicate the Series B Preferred Stock such Holder is electing to require the Corporation to redeem. Any Series B Preferred Stock subject to redemption pursuant to Section 8(b) shall be redeemed by the Corporation on the applicable Redemption Date in cash by wire transfer of immediately available funds at a price equal to the applicable Redemption Price.

(c) As a condition to each Holder’s exercise of its redemption rights under this Section 8, such Holder must own beneficially and of record, the Series B Preferred Stock to be redeemed, free and clear of any liens, claims, equities, charges, options, rights of first refusal or encumbrances (other than such imposed by applicable securities laws) and make customary representations solely regarding the ability to transfer, convey and deliver full ownership and title of such Series B Preferred Stock to the Corporation.

(d) Other than as specifically permitted by this Certificate, the Corporation may not prepay or redeem any portion of the outstanding Series B Preferred Stock of a Holder without such Holder’s prior written consent. Upon receipt of the full Redemption Price in cash by wire transfer of immediately available funds by the Holders of then outstanding shares Series B Preferred Stock, all such shares of Series B Preferred Stock shall cease to be outstanding. If a Redemption Notice shall have been duly given, and if on the applicable Redemption Date, the applicable Redemption Price payable upon Redemption of the shares of Series B Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor to such Holders in a timely manner, then dividends with respect to such shares of Series B Preferred Stock shall cease to accrue from and after such Redemption Date, and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the applicable Holders to receive the Redemption Price without interest.

(e) As used in this Certificate:

“Redemption Date” means the date set forth in the applicable Redemption Notice, which shall not be earlier than the twentieth (20th) Trading Day nor later than the ninetieth (90th) Trading Day, after the date of delivery of such Redemption Notice to the Corporation.

“Redemption Price” means the greater of (i) the Stated Value of the Series B Preferred Stock being redeemed and (ii) the product of (x) the lowest Conversion Price in effect during the period beginning on the date immediately preceding such Trading Failure and ending on the date such Holder delivers a Redemption Notice and (y) the number of shares of Common Stock into which such Series B Preferred Stock is convertible at the Conversion Price then in effect (without regard to any limitations on conversion).

“Trading Failure” means (A) the suspension of the Common Stock from trading on the Principal Market for a period of ten (10) consecutive Trading Days or for more than an aggregate of twenty (20) Trading Days in any 365-day period or (B) the failure of the Common Stock to be listed on the Principal Market.

Section 9. Transfer Restrictions. Any transferee of shares of Series B Preferred Stock shall comply with Section 6.01 of the Purchase Agreement, and any attempted sale, assignment or transfer of shares of Series B Preferred Stock made without such compliance shall be void ab initio and of no effect.

Section 10. Miscellaneous.

(a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder, including, without limitation, any Notice of Conversion, shall be in writing and delivered by electronic mail addressed to the Corporation, at the e-mail address set forth in the Purchase Agreement, or such other e-mail address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 10(a). Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered by electronic mail addressed to each Holder, at the e-mail address of such Holder appearing on the books of the Corporation, or if no such e-mail address appears on the books of the Corporation, at the e-mail address of such Holder, as set forth in the Purchase Agreement, provided that such Holder has provided its e-mail address in the Purchase Agreement. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via electronic mail at the e-mail address required under this Section 10(a) at or prior to 9:00 a.m. New York City time on any Trading Day, or (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via electronic mail at the e-mail address required under this Section 10(a) on a day that is not a Trading Day or later than 9:00 a.m. New York City time on any Trading Day.

(b) Absolute Obligation. To the fullest extent permitted by law, and except as expressly provided herein, no provision of this Certificate shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay accrued dividends and accrued interest, as applicable, on the shares of Series B Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

(c) Book Entry; Certificates; Lost or Mutilated Series B Preferred Stock Certificate. The Series B Preferred Stock will be issued in book-entry form; provided that, if a Holder requests that such Holder’s shares of Series B Preferred Stock be issued in certificated form, the Corporation will instead issue a stock certificate to such Holder representing such Holder’s shares of Series B Preferred Stock. To the extent that any shares of Series B Preferred Stock are issued in book-entry form, references herein to “certificates” shall instead refer to the book-entry notation relating to such shares. If a Holder’s Series B Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series B Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

(d) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by this Certificate (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in either the City of New York, Borough of Manhattan or in Wilmington, Delaware (the “Designated Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Designated Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of the Purchase Agreement), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such Designated Courts, or such Designated Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Certificate, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

(e) Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate. Any waiver by the Corporation or a Holder must be in writing.

(f) Severability. If any provision of this Certificate is invalid, illegal or unenforceable, the balance of this Certificate shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any dividend or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(g) Modification; Amendment or Waiver. The terms of this Certificate shall, including for the purposes of Section 151 of the DGCL, only be amended, waived, altered or repealed, including by merger, consolidation or otherwise, by (x) the affirmative vote of the holders of a majority of voting power the Series B Preferred Stock outstanding at the time, voting as a separate class and (y) the approval of the Board of Directors. For the avoidance of doubt, neither the holders of Common Stock or any other series of preferred shares of the Corporation other than the Series B Preferred Stock shall be entitled to vote or approve of, and such vote or approval shall not be required, for any amendment, waiver, alteration or repeal on matters that pertain only to the Series B Preferred Stock.

(h) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate and shall not be deemed to limit or affect any of the provisions hereof.

(i) Status of Converted or Repurchased Series B Preferred Stock. If any shares of Series B Preferred Stock shall be converted, repurchased or reacquired by the Corporation, such shares shall be retired and resume the status of authorized but unissued shares of preferred stock of the Corporation and shall no longer be designated as Series B Preferred Stock.

*************

RESOLVED, FURTHER, that the Chairman, the president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file this this Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock in accordance with the foregoing resolution and the provisions of Delaware law.

IN WITNESS WHEREOF, the undersigned has executed this Certificate this the 24th day of September, 2025.

CISO GLOBAL, INC.

By:	/s/ David G. Jemmett
Name:	David G. Jemmett
Title:	Chief Executive Officer

Signature Page to the Certificate of Designations (Series B Preferred Stock)

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series B Convertible Preferred Stock indicated below into shares of common stock, par value $0.00001 per share (the “Common Stock”), of CISO Global, Inc., a Delaware corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation in accordance with the Purchase Agreement. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Number of shares of Series B Preferred Stock owned prior to Conversion: ________________________
Number of shares of Series B Preferred Stock to be Converted: _________________________
Stated Value of shares of Series B Preferred Stock to be Converted: ____________________
Number of shares of Common Stock to be Issued: _____________________________
Applicable Conversion Price: _____________________________
Number of shares of Series B Preferred Stock to be owned subsequent to Conversion: _______________________
Transfer Agent Account No.: ____________________

[HOLDER]

By:
Name:
Title: